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Shareholder Notice No. 2012-05

Subject: Repurchase of Subclass B1 Membership Excess Capital Stock and Subclass B2 Activity-based Excess Capital Stock and Transition to Daily Subclass B2 Activity-based Excess Capital Stock Repurchases

Dated: October 30, 2012

FHLBank Atlanta will repurchase all Subclass B1 Membership excess capital stock and Subclass B2 Activity-based excess capital stock on November 19, 2012 (the Repurchase Date).

Shareholders with excess stock on the Repurchase Date may not opt out of the repurchase.

The Bank will credit the proceeds from the repurchase of any excess stock to each shareholder's daily investment account at the close of business on November 19, 2012. Funds will be available on the next business day. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for an excess stock repurchase and all other conditions provided in the Bank's Capital Plan.

Beginning November 20, 2012, FHLBank Atlanta will repurchase Subclass B2 Activity-based excess capital stock on a daily basis. Repurchases will be subject to a minimum excess stock threshold of $100,000 and other provisions set forth in the Bank's Capital Plan.

For questions about the excess stock repurchase, please call the Funding Desk at 800.536.9650, extension 8011.